Exhibit 99.3
Wellsford Real Properties, Inc.
535 Madison Avenue 26th Floor New York, NY 10022

212-838-3400       Fax 212-421-7244
FOR IMMEDIATE RELEASE:
WELLSFORD REAL PROPERTIES, INC.
ANNOUNCES EMPLOYMENT INDUCEMENT OPTION GRANTS
NEW YORK, May 31, 2007: Wellsford Real Properties, Inc. (AMEX:WRP) announced today that as an inducement for four former executive officers of Reis, Inc. to enter into employment agreements effective May 30, 2007 with Reis Services LLC (“Reis Services”), a wholly owned WRP subsidiary, WRP issued to these individuals, options to purchase an aggregate of 250,000 shares of its common stock at an exercise price of $10.40 per share. The exercise price is the closing market price of WRP shares on May 30, 2007, the date of issuance. The options expire on May 29, 2017. The issuances have been approved by the independent compensation committee of WRP. The options are not granted under any option plan or arrangement approved by shareholders pursuant to an exception to the requirement for such approval provided for in the AMEX rules for inducement grants to new employees in connection with a merger.
William Sander, the Chief Operating Officer of Reis Services, has been issued an option to purchase 150,000 shares. Michael Richardson, the Senior Vice President of Sales for Reis Services, has been issued an option to purchase 50,000 shares. Paul Grier, the Senior Vice President of Technology of Reis Services, has been issued an option to purchase 25,000 shares. Dr. Sameer Chandan, the Chief Economist and Senior Vice President of Economic Research of Reis Services, has been issued an option to purchase 25,000 shares.
Each option shall vest and be exercisable in five equal annual installments on each of the first through fifth anniversary dates of the issuance of the option, provided the optionee has been continuously employed on the relevant anniversary date.
If the optionee’s employment is terminated for cause, the option shall be cancelled and no longer exercisable unless the committee administering the option determines otherwise. If the optionee dies while employed or the optionee’s employment is terminated due to disability, the option shall immediately vest to the extent not already vested. In the event of the death of the optionee or the termination of the optionee’s employment due to disability, the option shall be exercisable at any time prior to the earlier to occur of the one year anniversary of such death or termination of employment or the expiration of the option. In the event of the termination of the optionee’s employment other than for cause or as a result of the optionee’s death or disability, to the extent such option is vested on the date of termination the option shall be exercisable through the earlier to occur of (i) the end of the 90th day after the date of such termination or (ii) the expiration of the option, and the balance of the option shall be cancelled. In the event of a change of control with respect to Reis, the option shall immediately vest to the extent not already vested.

Please contact:	Mark P. Cantaluppi
Vice President and Chief Financial Officer
Wellsford Real Properties, Inc.
212-838-3400